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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   Form 8-K




                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                January 2, 2003
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               (Date of Report: Date of earliest event reported)


                           ALPINE AIR EXPRESS, INC.
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           (Exact name of registrant as specified in its charter)


          DELAWARE                 000-27011               33-0619518
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)


                     1177 Alpine Air Way, Provo, Utah 84601
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (801) 373-1508
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                                NA
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        (Former name or former address, if changed since last report)














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         ITEM 5. Other Events

     Alpine Air Express, Inc. is a Delaware corporation whose largest single customer is the U.S. Postal Service. The Postal Service has been investigating cost cutting measures to reduce its overall cost given the reduced mail volume and the losses the Postal Service continues to experience. The Postal Service had discussed potentially terminating its ASIS-R contract effectively terminating air mail service on routes under a certain distance. The Postal Service has indicated it has backed away from this position and may continue mail service on these routes. The Postal Service may, however, require additional equipment, including scanning equipment to track the mail, be installed by all air carriers hauling mail for the Postal Service. Until the final outcome is reached by the Postal Service on how it intends to deal with these routes and the equipment it will require, Alpine's future revenue from the Postal Service will be questionable. As with all Alpine customers, we will endeavor to work with the Postal Service to meet their goals.

     Alpine's board of directors has approved a diversification program, including new international operations in Chile, to alleviate a concentration on any one customer, including the U.S. Postal Service. At this time, Alpine's diversification program is in its early stages. Alpine does not know what direction the Postal Service will take but the reallocation of routes by the Postal Service, or requiring additional equipment would have a material affect to its regional carriers including Alpine.



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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                          Alpine Air Express, Inc.


                                          By: /s/
                                             ----------------------------
Date: January 2, 2003                     Eugene Mallette, Chief Executive
                                             Officer